Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of China Lodging Group, Limited and the effectiveness of China Lodging Group, Limited’s internal control over financial reporting dated April 23, 2013, appearing in the Annual Report on Form 20-F of China Lodging Group, Limited for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, People’s Republic of China
November 13, 2013